EXHIBIT 23.5

Ontario Securities Commission
British Columbia Securities Commission
Alberta Securities Commission
The Manitoba Securities Commission
Saskatchewan Financial Services Commission
Office of the Administrator, New Brunswick
Nova Scotia Securities Commission (Principal Regulator)
Government of  Newfoundland and Labrador,
   Department of Government Services and Lands
Registrar of Securities, Prince Edward Island
Toronto Stock Exchange
United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re: Brigus Gold Corp.

I hereby consent to being named as a Qualified Person in the public filing of a Shelf Prospectus of Brigus Gold Corp. dated June 10, 2011 (the “Prospectus”) as well as a Form F-10 – Registration Statement of Brigus Gold Corp. dated June 10, 2011 and any amendment thereto, including post-effective amendments (the “Form F-10”), and to the reference therein of the technical report dated January 6, 2011 entitled “Black Fox Project, National Instrument 43-101 Technical Report” dated January 6, 2011 (the “Technical Report”), with all of the Canadian securities regulatory authorities having jurisdiction and publicly with the System for Electronic Document Analysis and Retrieval (SEDAR), and also with all of the United States Securities and Exchange Commission and publicly with the Electronic Data-Gathering, Analysis, and Retrieval system (EDGAR), and to the written disclosure of the Technical Report and extracts from, or a summary of, the Technical Report in written disclosure filed or being filed by Brigus Gold Corp.

CERTIFICATE

I, Michael Gabora, have read the Prospectus and Form F-10 and consent to the public fling of the Technical Report and to extracts from, or a summary of the Technical Report, in the Prospectus and Form F-10 filed by Brigus Gold Corp., and confirm that I have read the written disclosure being filed and that it fairly and accurately represents the information in the Technical Report that supports the disclosure.  I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Report or within my knowledge as a result of the services performed by me in connection with the Technical Report.

Dated: June 10, 2011.

Sincerely,

/s/ Michael Gabora
Michael Gabora